Exhibit 1.1

Execution Version

VIPER ENERGY PARTNERS LLC

$500,000,000 4.900% Senior Notes due 2030

$1,100,000,000 5.700% Senior Notes due 2035

UNDERWRITING AGREEMENT

July 9, 2025

Goldman Sachs & Co. LLC

Barclays Capital Inc.

BofA Securities, Inc.

Wells Fargo Securities, LLC

As Representatives of the several Underwriters named in Schedule A

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

c/o Barclays Capital Inc.

745 7th Avenue

New York, NY 10019

c/o BofA Securities, Inc.

One Bryant Park

New York, New York 10036

c/o Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, NC 28202

To the addressees set forth above:

Introductory. Viper Energy Partners LLC, a Delaware limited liability company (the “Issuer”), agrees with the several underwriters named in Schedule A hereto (the “Underwriters”), for whom you are acting as the representatives (the “Representatives”), subject to the terms and conditions stated herein, to issue and sell to the several Underwriters (x) $500,000,000 aggregate principal amount of its 4.900% Senior Notes due 2030 (the “2030 Notes”) and (x) $1,100,000,000 aggregate principal amount of its 5.700% Senior Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Notes”).

The Notes will be issued pursuant to an Indenture to be dated as of July 23, 2025 (the “Base Indenture”), between the Issuer, and Computershare Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture to be dated as of July 23, 2025, among the Issuer, Viper Energy, Inc., a Delaware corporation and the Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The Notes will be fully and unconditionally guaranteed (the “Guarantee” and, together with the Notes, the “Offered Securities”) by Viper Energy, Inc. (the “Guarantor”). Following the closing of the Acquisition (as defined below), New Parent (as defined below) will also guarantee the Notes.

The Offered Securities are being issued in connection with the proposed acquisition of Sitio Royalties Corp., a Delaware corporation (“Sitio”), pursuant to that certain Agreement and Plan of Merger (the “Acquisition Agreement”), dated as of June 2, 2025, by and among the Issuer, the Guarantor, Sitio, Sitio Royalties Operating Partnership, LP, a Delaware limited partnership and a subsidiary of Sitio, New Cobra Pubco, Inc., a Delaware corporation and a wholly owned subsidiary of the Guarantor (“New Parent”), Cobra Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of New Parent, and Scorpion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New Parent (the “Acquisition”).

Reference is made herein to the Issuer’s acquisition of all of the issued and outstanding equity interests of 1979 Royalties, LP and 1979 Royalties GP, LLC (the “Endeavor Subsidiaries”), pursuant to that certain Equity Purchase Agreement, by and among the Guarantor and the Issuer, on one hand, and Endeavor Energy Resources, LP and the Endeavor Subsidiaries on the other hand, dated January 30, 2025 (the “Endeavor Drop Down”). The mineral and royalty interests acquired by the Issuer in the Drop Down are collectively referred to in this Agreement (defined below) as the “Endeavor Mineral and Royalty Interests.”

Reference is also made herein to the Issuer’s series of acquisitions (the “Tumbleweed Acquisitions”) of all of the outstanding equity interests in (i) Tumbleweed Royalty IV, LLC and TWR IV SellCo, LLC, (ii) Tumbleweed-Q Royalties, LLC and (iii) MC TWR Royalties, LP and MC TWR Intermediate, LLC ((i)-(iii) collectively, “Tumbleweed”) pursuant to those certain purchase and sales agreements, dated September 11, 2024, August 6, 2024, and August 6, 2024, respectively.

The Issuer, the Guarantor and New Parent hereby jointly and severally confirm their agreement with the several Underwriters as follows:

1.  Representations and Warranties of the Issuer, the Guarantor and New Parent. Each of the Issuer, the Guarantor and New Parent jointly and severally represents and warrants to, and agrees with, the several Underwriters that, as of the Applicable Time and as of the Closing Date (each as defined below):

(a)

Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Issuer, the Guarantor and New Parent, as co-registrants, have filed with the Commission (as defined below) a registration statement on Form S-3 (No. 333-288574) and a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Applicable Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Agreement” means this Underwriting Agreement, as it may be amended or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Time” means 2:55 p.m. (New York City time) on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 2 hereof.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Guarantor’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board (the “PCAOB”) and, as applicable, the rules of the NASDAQ Global Select Market (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b)  Compliance with the Requirements of the Act. (i)(A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Applicable Time and (D) on the Closing Date, the Registration Statement conformed, and will conform, in all material respects to the requirements of the Act and the Rules and Regulations with respect thereto and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations with respect thereto, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Issuer, the Guarantor or New Parent by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 6(b) hereof or to those parts of the Registration Statement which constitute the Trustee’s Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Further, each of the statements made by the Issuer, the Guarantor or New Parent in the Registration Statement and the General Disclosure Package and to be made in the Final Prospectus (and any supplements thereto) within the coverage of Rule 175(b) under the Act was made or will be made with a reasonable basis and in good faith.

(c)  Filing Fees. The Guarantor has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) and otherwise in accordance with Rules 456(b) and 457(r).

(d)  Well-Known Seasoned Issuer Status. (i)(A) At the time the Registration Statement initially became effective, (B) at the Applicable Time and (C) on the Closing Date, the Guarantor was a “well-known seasoned issuer” as defined in Rule 405 under the Act.

(e)  Ineligible Issuer Status. At the Applicable Time, the Guarantor was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the Commission pursuant to Rule 405 of the Act that it is not necessary that the Guarantor be considered an ineligible issuer.

(f)  General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus supplement, dated July 9, 2025, including the base prospectus, dated July 9, 2025, and the other information, if any, incorporated by reference into such documents or stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Issuer, New Parent and/or Guarantor by any Underwriter through the Representatives, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 6(b) hereof.

(g)  Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Issuer or the Guarantor notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus, at a time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Guarantor has promptly notified or will promptly notify the Representatives and (ii) the Guarantor has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from the Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to the Issuer, the Guarantor or New Parent by or on behalf of any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 6(b) hereof.

(h)  Good Standing of the Issuer. The Issuer has been duly formed and is existing and in good standing under the laws of the State of Delaware, with power and authority (limited liability and other) to own and/or lease its properties and conduct its business as described in the General Disclosure Package; and the Issuer is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing in such other jurisdictions would not reasonably be expected to, individually or in the aggregate, (i) result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Issuer and its subsidiaries taken as a whole (“Material Adverse Effect”), or (ii) materially impair the ability of any of the Issuer and its subsidiaries to consummate the offering of the Offered Securities or any other transactions provided for in this Agreement.

(i)  Good Standing of the Guarantor. The Guarantor has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own and/or lease its properties and conduct its business as described in the General Disclosure Package; and the Guarantor is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing in such other jurisdictions would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(j)  Good Standing of New Parent. New Parent has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own and/or lease its properties and conduct its business as described in the General Disclosure Package.

(k)  Subsidiaries. As of the date of this Agreement, the Issuer and its wholly-owned subsidiaries King Snake Royalty LLC, a Texas limited liability company, and 1979 Royalties, LP, a Texas limited partnership, are the Guarantor’s only “significant” subsidiaries, as defined in Rule 1-02 of Regulation S-X. As of the date of this Agreement, Diamondback Energy, Inc., a Delaware corporation and the parent of the Guarantor ( “Diamondback”), directly or indirectly owns 155,058,093 units representing limited liability company interests in the Issuer (the “OpCo Units”), and the Guarantor owns 131,067,235 OpCo Units. All of the limited liability company interests in the Issuer have been duly authorized and validly issued in accordance with the Third Amended and Restated Limited Liability Company Agreement of the Issuer, dated as of October 1, 2024 (as it may be amended from time to time, the “LLC Agreement”), and Diamondback and the Guarantor have no obligation to make further payments for the purchase of such membership interest except as may be otherwise provided under Delaware law or the LLC Agreement; and Diamondback and the Guarantor own such membership interest in the Issuer free and clear of all liens, encumbrances, security interests, equities, charges or claims; except for (i) those arising under the Issuer’s Credit Agreement (the “Revolving Credit Facility”), dated as of June 12, 2025, as amended, restated, supplemented or otherwise modified from time to time, (ii) restrictions on transferability contained in the LLC Agreement and that certain Second Amended and Restated Exchange Agreement, dated as of October 1, 2024, by and among Diamondback, the Guarantor, Diamondback E&P LLC, the Issuer and TWR IV SellCo, LLC, or (iii) as described in the Registration Statement, the General Disclosure Package and the Prospectus, if any.

(l)  Indenture. Each of the Base Indenture and the Supplemental Indenture has been duly authorized, the Base Indenture was duly executed and delivered by each of the Issuer, the Guarantor (solely in the case of the Supplemental Indenture) and the Trustee and the Supplemental Indenture will have been duly executed and delivered by each of the Issuer, the Guarantor and the Trustee on the Closing Date. The Base Indenture constitutes and the Supplemental Indenture will constitute, in each case, assuming due authorization, execution and delivery thereof by the Trustee, the valid and legally binding obligations of the Issuer and (solely in the case of the Supplemental Indenture) the Guarantor, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification and contribution may be limited by applicable law.

(m)  The Notes and the Guarantee. The Notes have been duly authorized by the Issuer and on the Closing Date (i) will be in the form contemplated by the Indenture, (ii) will have been duly executed by the Issuer, (iii) when authenticated by the Trustee in the manner provided for in the Indenture on the Closing Date and delivered against payment of the purchase price therefor, will have been duly authenticated, issued, executed and delivered and will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equitable principles, and (iv) will be entitled to the benefits of the Indenture. On the Closing Date, (i) the Guarantee of the Notes will be as set forth in the Indenture, (ii) will have been duly authorized by the Guarantor, (iii) when issued by the Guarantor, the Supplemental Indenture will have been duly executed and delivered by the Guarantor, (iv) when the Notes have been authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, the Guarantee will constitute the valid and legally binding agreement of the

Guarantor, enforceable against the Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws of general applicability relating to or affecting the rights and remedies of creditors or by general equitable principle and (v) the Guarantee will be entitled to the benefits provided by the Indenture.

(n)  Trust Indenture Act. The Base Indenture has been and the Supplemental Indenture will be duly qualified under the Trust Indenture Act, and the Base Indenture conforms and the Supplemental Indenture will conform in all material respects to the requirements of the Trust Indenture Act and the Rules and Regulations with respect thereto that are applicable to an indenture which is qualified thereunder.

(o)  Company Authority. The Issuer, the Guarantor and New Parent have all requisite power and authority to execute, deliver and perform their obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Issuer, the Guarantor and New Parent.

(p)  No Finder’s Fee. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Issuer, the Guarantor or New Parent and any person that would give rise to a valid claim against the Issuer, the Guarantor, New Parent or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the offering of the Offered Securities.

(q)  Accurate Descriptions. The Indenture, this Agreement and the Offered Securities will conform in all material respects to the respective statements relating thereto contained in the General Disclosure Package and the Final Prospectus.

(r)  No Registration Rights. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Issuer, the Guarantor or New Parent and any person granting such person the right to require the Issuer, the Guarantor or New Parent to file a registration statement under the Act with respect to any debt securities of the Issuer, the Guarantor or New Parent owned or to be owned by such person or to require the Issuer, the Guarantor or New Parent to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Issuer, the Guarantor or New Parent under the Act.

(s)  Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any governmental agency or body or any court having jurisdiction over the Issuer, the Guarantor or New Parent or any of their properties or assets is required to be obtained or made by the Issuer, the Guarantor or New Parent for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Notes by the Issuer and the issuance of the Guarantee by the Guarantor, except such as have been obtained, or made and such as may be required under state securities laws, the Act or Exchange Act, or by the Financial Industry Regulatory Authority (“FINRA”).

(t)  Title to Property. Except as disclosed in the General Disclosure Package and the Final Prospectus, and except to the extent that failure of the following to be true, individually or in the aggregate, would not result in a Material Adverse Effect: (w) the Guarantor, New Parent and their subsidiaries have (i) good and defensible title to all of the interests in oil and gas properties underlying the Guarantor’s estimates of its net proved reserves contained in the General Disclosure Package and (ii) good and marketable title to all other real and personal property reflected in the General Disclosure Package as assets owned by them, in each case free and clear of all liens, encumbrances and defects except such as (a) are liens securing the Revolving Credit Facility or (b) are liens and encumbrances under operating agreements, unitization and pooling agreements, production sales contracts, farmout agreements and other oil and gas exploration, participation and production agreements, in each case that secure payment of amounts not yet due and payable for the performance of other unmatured obligations and are of a scope and nature customary in the oil and gas industry or arise in connection with drilling and production operations; (x) any other real property and buildings held under lease by the Guarantor, New Parent and their subsidiaries are held by them under valid, subsisting and enforceable leases; and (y) the overriding royalty interests derived from oil, gas and mineral leases together with the mineral and royalty interests that constitute a portion of the real property held by the Guarantor, New Parent and their subsidiaries, together with the oil, gas and mineral leases granted by the Guarantor, New Parent or their subsidiaries and covering such mineral interests, reflect in all material respects the rights of the Guarantor, New Parent and their subsidiaries to receive revenue (1) from the production of hydrocarbons produced from such real property or (2) attributable to such overriding royalty interests, in each case, in the manner contemplated by the General Disclosure Package, and the care taken by the Guarantor, New Parent and their subsidiaries with respect to granting such leases or acquiring or otherwise procuring such overriding royalty, mineral, royalty or other property interests was generally consistent with standard industry practices in the areas in which the Guarantor, New Parent and their subsidiaries operate for granting oil, gas and mineral leases and acquiring or procuring mineral, royalty and overriding royalty interests.

(u)  Rights-of-Way. The Guarantor, New Parent and their subsidiaries have such consents, easements, rights-of-way or licenses from any person (collectively, “rights-of-way”) as are necessary to enable the Guarantor, New Parent and their subsidiaries to conduct their respective business in the manner described in the General Disclosure Package, subject to qualifications as may be set forth in the General Disclosure Package, except where failure to have such rights-of-way would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(v)  Reserve Engineers. (i) Ryder Scott Company, L.P. (“Ryder Scott”), a reserve engineer that audited or prepared, as applicable, reserve reports on estimated net proved oil and natural gas reserves with respect to the mineral interests held by the Issuer, as of December 31, 2024, December 31, 2023 and December 31, 2022 was, as of the date of the audit of such reserve reports, and is, as of the date hereof, an independent petroleum engineer with respect to the Guarantor, (ii) Ryder Scott, which audited reserve reports on estimated net proved oil and natural gas reserves of the Endeavor Mineral and Royalty Interests as of December 31, 2023 and September 30, 2024, was, as of the date of preparation of such reserve reports, and is, as of the date hereof, an independent petroleum engineer with respect to the Guarantor and (iii) to the knowledge of the Issuer, the Guarantor and New Parent, Cawley Gillespie & Associates, Inc. (“CGA” and, together with Ryder Scott, the “Reserve Engineers”), a reserve engineer that prepared reserve reports on estimated net proved oil and natural gas reserves of Sitio as of December 31, 2024, December 31, 2023 and December 31, 2022, were, as of the date of the evaluation of such reserve reports, and are, as of the date hereof, an independent petroleum engineer with respect to Sitio.

(w)  Reserve Report Information. The information contained in or incorporated by reference in the General Disclosure Package regarding estimated proved reserves of the Issuer is based upon the reserve reports prepared by Ryder Scott; and, to the knowledge of the Issuer, the Guarantor and New Parent, the information incorporated by reference in the General Disclosure Package is based upon the reserve reports regarding estimated proved reserves prepared by CGA in connection with Sitio and by Ryder Scott in connection with the Endeavor Mineral and Royalty Interests. The information provided to Ryder Scott by the Guarantor and its subsidiaries, and, to the knowledge of the Issuer, the Guarantor and New Parent, the information provided to CGA by Sitio and its subsidiaries and to Ryder Scott by Diamondback, including, in each case, without limitation, information as to: production, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates that such reports were made. Such information was provided to Ryder Scott (in the case of the Issuer) and, to the knowledge of the Issuer, the Guarantor and New Parent, CGA (in the case of Sitio) and Ryder Scott (in the case of the Endeavor Mineral and Royalty Interests) in accordance with customary industry practices.

(x)  Reserve Reports. The reserve reports prepared by Ryder Scott setting forth the estimated proved reserves attributed to the oil and gas properties of the Issuer (the “Viper Reserve Reports”) accurately reflect in all material respects the ownership interests of the Issuer in its properties therein. To the knowledge of the Issuer, the Guarantor and New Parent, the reserve reports prepared by CGA setting forth the estimated proved reserves attributed to the oil and gas properties of Sitio (the “Sitio Reserve Reports”) accurately reflect in all material respects the ownership interests of Sitio in its properties therein. To the knowledge of the Issuer, the Guarantor and New Parent, the reserve reports prepared by Ryder Scott setting forth the estimated proved reserves attributed to the Endeavor Mineral and Royalty Interests (the “Endeavor Reserve Reports” and, together with the Viper Reserve Reports and the Sitio Reserve Reports, the “Reserve Reports”) accurately reflect in all material respects the ownership interests of the Endeavor Subsidiaries in the Endeavor Mineral and Royalty Interests. Other than normal production of reserves, intervening market commodity price fluctuations, fluctuations in demand for such products, adverse weather conditions, unavailability or increased costs of rigs, equipment, supplies or personnel, the timing of third party operations and other facts, in each case in the ordinary course of business, and except as disclosed in the General Disclosure Package and the Final Prospectus, neither the Issuer, the Guarantor nor New Parent, nor, to the knowledge of the Issuer, the Guarantor and New Parent, Sitio or the Endeavor Subsidiaries is aware of any facts or circumstances that would result in a material adverse change in the aggregate net reserves, or the present value of future net cash flows therefrom, as described in the General Disclosure Package and the Reserve Reports; and estimates of such reserves and present values of the Issuer and, to the knowledge of the Issuer, the Guarantor and New Parent, Sitio and the Endeavor Mineral and Royalty Interests as described in the General Disclosure Package and reflected in the Reserve Reports, comply in all material respects with the applicable requirements of Regulation S-X and Subpart 1200 of Regulation S-K under the Act.

(y)  Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of the Indenture with respect to the Offered Securities and this Agreement and the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof will not, as applicable, result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Guarantor, New Parent or any of their subsidiaries pursuant to, (i) the charter or by-laws or similar organizational documents of the Guarantor, New Parent or any of their subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Guarantor, New Parent or any of their subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Guarantor, New Parent or any of their subsidiaries is a party or by which the Guarantor, New Parent or any of their subsidiaries is bound or to which any of the properties of the Guarantor, New Parent or any of their subsidiaries is subject, except in the case of clauses (ii) and (iii), for any breaches, violations, defaults, liens, charges or encumbrances, which, individually or in the aggregate, would not result in a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Guarantor, New Parent or their subsidiaries.

(z)  Absence of Existing Defaults and Conflicts. Neither the Guarantor, New Parent, nor any of their subsidiaries is in violation of its charter, by-laws, limited liability company agreement or similar organizational documents, as applicable, or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(aa)  Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by each of the Issuer, the Guarantor and New Parent.

(bb)  Possession of Licenses and Permits. The Guarantor, New Parent and their subsidiaries possess all approvals, clearances, certificates, authorizations, franchises, licenses and permits issued by federal, state or local regulatory bodies or other governmental bodies (collectively, “Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them and consistent with all applicable laws, except where the failure to have obtained the same would not reasonably be expected to, result in a Material Adverse Effect. The Guarantor, New Parent and each of their subsidiaries are in compliance with the terms and conditions of all such Licenses, except where the failure to so comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Guarantor, New Parent or any of their subsidiaries would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(cc)  Possession of Intellectual Property. The Guarantor, New Parent and their subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Guarantor, New Parent or any of their subsidiaries, would, individually or in the aggregate, result in a Material Adverse Effect.

(dd)  Environmental Laws. Except as disclosed in the General Disclosure Package and the Final Prospectus, (a)(i) none of the Guarantor, New Parent or any of their subsidiaries is in violation of, and does not have any liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances (as defined below), to the protection or restoration of the environment or natural resources, to health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, “Environmental Laws”), (ii) to the knowledge of the Issuer, the Guarantor and New Parent, neither the Guarantor nor any of its subsidiaries own, occupy, operate or use any real property contaminated with Hazardous Substances, (iii) neither the Guarantor, New Parent nor any of their subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) to the knowledge of the Issuer, the Guarantor and New Parent, neither the Guarantor, New Parent nor any of their subsidiaries is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (v) neither the Guarantor, New Parent nor any of their subsidiaries is subject to any pending, or to the knowledge of the Issuer, the Guarantor and New Parent, threatened, claim by any governmental agency or governmental body or person arising under Environmental Laws or relating to Hazardous Substances, and (vi) the Guarantor, New Parent and their subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their business, except in each case covered by clauses (i) – (vi) such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (b) to the knowledge of the Issuer, the Guarantor and New Parent, there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that would result in a Material Adverse Effect; and (c) in the ordinary course of its business, the Guarantor, New Parent and their subsidiaries periodically evaluate the effect, including associated costs and liabilities, of Environmental Laws on the business, properties, results of operations and financial condition of the Guarantor and, on the basis of such evaluation, the Guarantor, New Parent and their subsidiaries have reasonably concluded that such Environmental Laws will not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. For purposes of this subsection, “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and mold, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.

(ee)  Cybersecurity. Except as disclosed in the General Disclosure Package and the Final Prospectus, (a)(i) to the knowledge of the Issuer, the Guarantor and New Parent, there has been no material security breach or material incident, or other material compromise of or relating to the information technology and computer systems, networks, hardware, software, data and data-bases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by Diamondback on behalf of the Guarantor, New Parent and their subsidiaries, and any such data processed or stored by third parties on behalf of the Guarantor, New Parent or their subsidiaries), equipment or technology of Diamondback used by the Guarantor, New Parent or their subsidiaries (collectively, “IT Systems and Data”) and (ii) the Guarantor, New Parent and their subsidiaries have not been notified in writing of, and have no knowledge of any event or condition that would reasonably be expected to result in, any material security breach or material incident, unauthorized access or disclosure or other material compromise to the IT Systems and Data; (b) the Guarantor, New Parent and their subsidiaries are presently in compliance with, and to the knowledge of the Issuer, the Guarantor and New Parent, Diamondback is presently in compliance with, all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as, in the case of this clause (b), would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and (c) to the knowledge of the Issuer, the Guarantor and New Parent, Diamondback has implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards.

(ff)  Accurate Disclosure; Exhibits. The statements in (or incorporated by reference in) the General Disclosure Package and the Final Prospectus under the headings “Description of Debt Securities,” “Description of Notes”, “Certain U.S. Federal Income Tax Consequences” insofar as such statements summarize legal matters, agreements, documents or legal or regulatory proceedings discussed therein, are accurate summaries, in all material respects, of such legal matters, agreements, documents or legal or regulatory proceedings and present the information required to be shown under the Securities Act. There are no contracts or documents which are required to be described in the Registration Statement or the General Disclosure Package pursuant to Form S-3 or to be filed as exhibits to the Registration Statement pursuant to Item 601 of Regulation S-K which have not been so described or filed as required pursuant to the Act, except where the lack of description or filing would not have a Material Adverse Effect.

(gg)  Absence of Manipulation. Neither the Issuer, the Guarantor nor New Parent has taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Issuer, the Guarantor or New Parent to facilitate the sale or resale of the Offered Securities.

(hh)  Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in the Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Issuer, the Guarantor and New Parent believes to be reliable and accurate in all material respects.

(ii)  Internal Controls and Compliance with the Sarbanes-Oxley Act. The Guarantor and the Guarantor’s Board of Directors (the “Board”) and, to the knowledge of the Guarantor, Sitio are in compliance with all applicable provisions of the Exchange Rules in all material respects. The Guarantor and, to the knowledge of the Guarantor, Sitio maintain a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the applicable Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(jj)  Disclosure Controls. The Guarantor, New Parent and their subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Guarantor in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Guarantor’s management, as appropriate to allow timely decisions regarding required disclosure. The Guarantor, New Parent and their subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(kk)  Litigation. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign), against or affecting the Guarantor, New Parent, any of their subsidiaries, or any of their respective properties that, if determined adversely to the Guarantor, New Parent or their subsidiaries, would individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or would reasonably be expected to materially and adversely affect the ability of the Issuer, the Guarantor or New Parent to perform their obligations under the Indenture or this Agreement; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the knowledge of the Issuer, the Guarantor and New Parent, threatened or contemplated.

(ll)  Financial Statements of the Guarantor, Sitio, the Endeavor Mineral and Royalty Interests and Tumbleweed. The historical financial statements of the Guarantor included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly, in all material respects, the financial position of the Guarantor and its consolidated subsidiaries as of the dates shown and the results of operations and cash flows of the Guarantor, New Parent and their subsidiaries for the periods shown, and such financial statements have been prepared in conformity with GAAP, applied on a consistent basis; and the pro forma financial statements and the related notes thereto of the Guarantor, New Parent and their subsidiaries included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus have been prepared in accordance with the Commission’s rules and guidance with respect to pro forma financial information prepared in accordance with Regulation S-X in all material respects, and the assumptions underlying such pro forma financial information are reasonable and are set forth or incorporated by reference in each of the Registration Statement, the General Disclosure Package and the Final Prospectus. To the knowledge of the Issuer, the Guarantor and New Parent, the historical financial statements of Sitio and its subsidiaries incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly, in all material respects, the financial position of Sitio and its consolidated subsidiaries as of the dates shown and the results of operations and cash flows of Sitio and its subsidiaries for the periods shown, and such financial statements have been prepared in conformity with GAAP, applied on a consistent basis. To the knowledge of the Issuer, the Guarantor and New Parent, the historical financial statements of the Endeavor Mineral and Royalty Interests incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly, in all material respects, the financial position of the Endeavor Mineral and Royalty Interests as of the dates shown and statements of revenue and operating expenses of the Endeavor Mineral and Royalty Interests for the periods shown, and such financial statements have been prepared in conformity with GAAP, applied on a consistent basis. To the knowledge of the Issuer, the Guarantor and New Parent, the historical financial statements of Tumbleweed incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly, in all material respects, the financial position of Tumbleweed as of the dates shown and the results of operations and cash flows of Tumbleweed for the periods shown, and such financial statements have been prepared in conformity with GAAP, applied on a consistent basis. Grant Thornton LLP, the independent registered public accounting firm for the Guarantor, has certified the audited financial statements of the Guarantor included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus, and is an independent registered public accounting firm with respect to the Guarantor within the Rules and Regulations and as required by the Act and the applicable rules and guidance from the PCAOB. KPMG LLP, the independent registered public accounting firm for Sitio, has certified the audited financial statements of Sitio incorporated by reference in the Registration Statement, General Disclosure Package and the Final Prospectus, and is an independent registered public accounting firm, to the knowledge of the Issuer, the Guarantor and New Parent, with respect to Sitio within the Rules and Regulations and as required by the Act and the applicable rules and guidance from the PCAOB. Grant Thornton LLP, the independent registered public accounting firm for the Endeavor Mineral and Royalty Interests, has certified the audited financial statements of the Endeavor Mineral and Royalty Interests incorporated by reference in the Registration Statement, General Disclosure Package and the Final Prospectus, and is an independent registered public accounting firm, to the knowledge of the Issuer, the Guarantor and New Parent, with respect to the Endeavor Mineral and Royalty Interests within the Rules and Regulations and as required by the Act and the applicable rules and guidance from the PCAOB. Grant Thornton LLP, the independent registered public accounting firm for Tumbleweed, has certified the audited financial statements of Tumbleweed incorporated by reference in the Registration Statement, General Disclosure Package and the Final Prospectus, and is an independent registered public accounting firm, to the knowledge of the Issuer, the Guarantor and New Parent, with respect to Tumbleweed within the Rules and Regulations and as required by the Act and the applicable rules and guidance from the PCAOB. The other financial and statistical data included in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly (or, in the case of the Sitio financial data, present fairly to the knowledge of the Issuer, the Guarantor and New Parent), in all material respects, the information shown therein and such data has been compiled on a basis consistent with the financial statements presented therein and the books and records of the Guarantor, Sitio, Diamondback or Tumbleweed, as applicable. There are no financial statements that are required pursuant to the Act and the Rules and Regulations thereto to be included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Final Prospectus that are not included or incorporated by reference as required pursuant thereto. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Registration Statement, the General Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(mm)  No Material Adverse Change in Business. Since the respective dates as of which information is given in the General Disclosure Package and the Final Prospectus, (i) there has not been any material change in the capital stock or any change in the long-term debt of the Guarantor, New Parent or their subsidiaries, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the condition (financial or otherwise), earnings, business, properties or prospects of the Guarantor, New Parent and their subsidiaries, taken as a whole, except as otherwise disclosed or contemplated in the Disclosure Package and the Prospectus; (ii) except for the dividend paid by the Guarantor on May 22, 2025, there has been no dividend or distribution of any kind declared, paid or made by the Guarantor, New Parent or their subsidiaries on any class of their capital stock; (iii) there has been no material adverse change in the short-term indebtedness, net current assets or net assets of the Guarantor, New Parent or any of their subsidiaries; and (iv) except as set forth or contemplated in the General Disclosure Package and the Final Prospectus, none of the Guarantor, New Parent and any of their subsidiaries has entered into any transaction or agreement material to the Guarantor, New Parent and their subsidiaries, taken as a whole, other than in the ordinary course of business.

(nn)  Investment Company Act. None of the Issuer, the Guarantor and New Parent is and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will be required to register as an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).

(oo)  Regulations T, U, X. None of the Guarantor, New Parent or their subsidiaries or any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Offered Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(pp)  Taxes. The Guarantor, New Parent and their subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not result in a Material Adverse Effect); and, except as set forth in the General Disclosure Package and the Final Prospectus, the Guarantor, New Parent and their subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP or as would not, individually or in the aggregate, result in a Material Adverse Effect. No tax deficiency has been asserted against the Guarantor, New Parent or their subsidiaries, expect to the extent any deficiency that would not, individually or in the aggregate, result in a Material Adverse Effect.

(qq)  Insurance. Except as disclosed in the General Disclosure Package and the Final Prospectus, the Guarantor, New Parent and their subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Guarantor reasonably believes are adequate for the conduct of their business. The Guarantor, New Parent and their subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no material claims by the Guarantor, New Parent or their subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Guarantor, New Parent nor their subsidiaries has any reason to believe that any of them will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as disclosed in the General Disclosure Package and the Final Prospectus.

(rr)  Certain Relationships and Related Transactions. No relationship, direct or indirect, exists between or among the Guarantor, New Parent or their subsidiaries on the one hand, and the directors, officers, stockholders, customers or suppliers of the Guarantor, New Parent or their subsidiaries on the other hand, which is required to be described in the General Disclosure Package pursuant to the Act and the Rules and Regulations thereunder which is not so described therein.

(ss)  No Unlawful Payments. Neither the Guarantor, New Parent nor any of their subsidiaries, nor any director, officer or employee of the Guarantor, New Parent or any of their subsidiaries, nor, to the knowledge of the Issuer, the Guarantor and New Parent, any agent, affiliate or other person associated with or acting on behalf of the Guarantor, New Parent or any of their subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Guarantor, New Parent and their subsidiaries have instituted, maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(tt)  Compliance with Anti-Money Laundering Laws. The operations of the Guarantor, New Parent and their subsidiaries and to the knowledge of the Issuer, Guarantor and New Parent, the operations of Sitio and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the applicable anti-money laundering statutes of all jurisdictions where the Guarantor, Sitio or any of their respective subsidiaries, as applicable, conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Guarantor, New Parent or any of their subsidiaries or to the knowledge of the Issuer, Guarantor and New Parent, Sitio or any of its subsidiaries, with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Issuer, Guarantor and New Parent, threatened.

(uu)  No Conflicts with Sanctions Laws. Neither the Issuer, the Guarantor nor New Parent, nor any of their respective subsidiaries, directors, officers or employees, nor, to the knowledge of the Issuer, the Guarantor nor New Parent, Sitio or any agent, affiliate or other person associated with or acting on behalf of the Guarantor, New Parent, Sitio or any of their subsidiaries, is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury, the Swiss Secretariat of Economic Affairs, the Hong Kong Monetary Authority, the Monetary Authority of Singapore or other relevant sanctions authority (collectively, “Sanctions”), nor is the Guarantor, New Parent or any of their subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, any other Covered Region of Ukraine identified pursuant to Executive Order 14065, the Crimea region of Ukraine and the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine (each, a “Sanctioned Country”); and the Issuer will not directly or indirectly use the proceeds of the offering of the Notes hereunder, or lend, or knowingly contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions. Since April 24, 2019, none of the Guarantor, New Parent or any of their subsidiaries have knowingly engaged in, and are not now knowingly engaged in and will not knowingly engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(vv)  Acquisition Agreement. (i) The Issuer, the Guarantor and New Parent each have all requisite limited liability company or corporate power and authority, as applicable to consummate the Acquisition and to enter into and perform its obligations under the Acquisition Agreement, and (ii) the Acquisition Agreement has been duly and validly authorized, executed and delivered by the Issuer, the Guarantor and New Parent and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding agreement of the Issuer, the Guarantor and New Parent enforceable against the Issuer, the Guarantor and New Parent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(ww)  Acquisition Agreement Representations. To the knowledge of the Issuer, the Guarantor and New Parent, (i) the representations and warranties of Sitio made in the Acquisition Agreement are true and correct in all material respects as of the date hereof, except to the extent such representations and warranties are (A) made as of another date, in which case, such representations and warranties are true and correct in all material respects as of that date, in each case, with the same force and effect as if made as of the date hereof and/or (B) qualified by a materiality or “Company Material Adverse Effect” qualifier in the Acquisition Agreement, in which case they are true and correct as of the date hereof, in each case, subject to the qualifications set forth in the Company Disclosure Letter (as defined in the Acquisition Agreement) and (ii) Sitio has complied in all material respects with the covenants in the Acquisition Agreement applicable to it and required to be complied by it as of the date hereof. Nothing has come to the attention of the Issuer or the Guarantor that would cause it to reasonably believe that the Acquisition will not be consummated substantially in accordance with the terms of the Acquisition Agreement.

2.  Purchase, Sale and Delivery of Offered Securities. The Issuer agrees to sell to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Issuer, the principal amount of the Notes set forth opposite such Underwriter’s name in Schedule A hereto at a price equal to 99.302% of the principal amount thereof, with respect to the 2030 Notes, and 98.986% of the principal amount thereof, with respect to the 2035 Notes, plus accrued interest, if any, from July 23, 2025 to the Closing Date (as defined below). The Issuer will not be obligated to deliver any of the Offered Securities except upon payment for all the Offered Securities to be purchased as provided herein.

The Issuer understands that the Underwriters intend to make a public offering of the Offered Securities as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable, and to offer the Offered Securities on the terms set forth in the Final Prospectus. The Issuer acknowledges and agrees that the Underwriters may offer and sell Offered Securities to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Offered Securities purchased by it to or through any Underwriter, provided that such affiliate offer the Offered Securities on the terms set forth in the Final Prospectus.

Payment for the Offered Securities shall be made by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank specified in writing to the Representatives, at 9:00 a.m., (New York time), on July 23, 2025, or at such other time not later than seven full business days thereafter as the Representatives, the Issuer and the Guarantor determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee as custodian for the Depository Trust Company (“DTC”), for the account of the Underwriters, of one or more global notes representing each series of the Offered Securities (collectively, the “Global Notes”). The Global Notes will be made available electronically for inspection by the Representatives at least 24 hours prior to the Closing Date.

3.  Certain Agreements of the Issuer and the Guarantor. Each of the Issuer and the Guarantor agrees with the several Underwriters that:

(a)  Filing of Prospectuses and Issuer Free Writing Prospectuses. The Guarantor has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement and will file any Issuer Free Writing Prospectus (including the term sheet in the form of Annex I to Schedule B hereto) to the extent required by Rule 433 under the Act. The Guarantor will advise the Representatives promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Representatives of such timely filing. The Guarantor has complied and will comply with Rule 433.

(b)  Filing of Amendments: Response to Commission Requests. The Guarantor will promptly advise the Representatives of any proposal to amend or supplement at any time the Registration Statement or any Statutory Prospectus and will not effect such amendment or supplementation without the Representatives’ consent, which shall not be unreasonably withheld; and the Guarantor will also advise the Representatives promptly of (i) any amendment or supplementation of a Registration Statement or the Statutory Prospectus, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Guarantor of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Guarantor will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)  Final Term Sheet. The Guarantor will prepare a final term sheet containing only a description of the Offered Securities, in a form approved by the Underwriters and attached as Annex I to Schedule B hereto, and will file such term sheet pursuant to Rule 433(d) under the Act within the time required by such rule (such term sheet, the “Term Sheet”). Any such Term Sheet is a Permitted Free Writing Prospectus for purposes of this Agreement.

(d)  Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Guarantor will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

(e)  Rule 158. As soon as practicable, but not later than 16 months after the date hereof the Guarantor will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the date hereof and satisfying the provisions of Section 11(a) of the Act and Rule 158 under the Act.

(f)  Furnishing of Prospectuses. The Guarantor will furnish to the Representatives copies of the Registration Statement, including all exhibits, and upon the request of the Representatives, signed copies of the Registration Statement, any Statutory Prospectus, and, so long as a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representatives reasonably request. The Final Prospectus shall be so furnished within two business days following the execution and delivery of this Agreement unless otherwise agreed by the Guarantor and the Representative. All other such documents shall be so furnished as soon as reasonably available. The Guarantor will pay the expenses of printing and distributing to the Underwriters all such documents.

(g)  Blue Sky Qualifications. The Issuer and the Guarantor shall cooperate with the Underwriters and counsel for the Underwriters to qualify or register the Offered Securities for resale under (or obtain exemptions from the application of) the U.S. state securities or blue sky laws of those jurisdictions designated by the Underwriters, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Offered Securities. Neither the Issuer nor the Guarantor shall be required to qualify as a foreign corporation or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not presently qualified or subject to taxation.

(h)  Payment of Expenses. The Issuer, the Guarantor and New Parent will pay all expenses incident to the performance of its obligations under this Agreement and the Indenture, including but not limited to (i) the fees and expenses of the Trustee and its professional advisors, (ii) any filing fees and reasonable attorney’s fees and expenses incurred by the Issuer, the Guarantor, New Parent or the Underwriters in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Offered Securities for offer and sale under the state securities or blue sky laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, (iii) the filing fees incident to, and the reasonable fees and expenses of counsel for the Underwriters, in an amount not to exceed $20,000, in connection with, the FINRA’s review and approval of the Underwriters’ participation in the offering and distribution of the Offered Securities, (iv) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, (v) expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and expenses incurred in preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors, (vi) any fees charged by investment rating agencies for the rating of the Offered Securities, and (vii) all other fees, costs and expenses referred to in Item 14 of Part II of the Registration Statement. The Issuer, the Guarantor and New Parent will also pay or reimburse the Underwriters (to the extent incurred by them) for costs and expenses of the Issuer’s officers and employees and any other expenses of the Issuer and the Guarantor relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Issuer’s and the Guarantor’s officers and employees, provided, however, that the Underwriters will pay 50% of the costs and expenses of any chartered flight. Except as provided in this Agreement, the Underwriters shall pay all of their own costs and expenses, including the fees and disbursement of their counsel.

(i)  Use of Proceeds. The Issuer will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package.

(j)  Absence of Manipulation. In connection with the offering of the Offered Securities, until the Representatives shall have notified the Issuer and the other Underwriters of the completion of the resale of the Offered Securities, neither the Guarantor, its subsidiaries nor any of their affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

(k)  Restriction on Sale of Securities. During the period from the date hereof through and including the Closing Date, none of the Issuer, the Guarantor and New Parent will, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued by the Issuer, the Guarantor or New Parent and having a tenor of more than one year; provided that, for the avoidance of doubt, such restriction shall not apply to any redemption or repurchase by the Guarantor of any of its debt securities.

(l)  Eligibility for Clearance. The Issuer and the Guarantor will reasonably assist the Underwriters to permit the Offered Securities to be eligible for clearance and settlement through the facilities of DTC.

4.  Free Writing Communications. Each of the Issuer and the Guarantor represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter severally represents and agrees that, unless it obtains the prior consent of each of the Issuer, the Guarantor and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Issuer, the Guarantor and the Representatives (including the term sheet in the form of Annex I to Schedule B hereto) is hereinafter referred to as a “Permitted Free Writing Prospectus.” Each of the Issuer and the Guarantor represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

5.  Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties of each of the Issuer and the Guarantor herein on the date hereof and on the Closing Date (as though made on the Closing Date), to the accuracy of the statements of officers of each of the Issuer and the Guarantor made pursuant to the provisions hereof, to the performance by each of the Issuer and the Guarantor of their respective obligations hereunder and to the following additional conditions precedent:

(a)  Grant Thornton LLP Comfort Letters. The Representatives shall have received letters, dated respectively the date hereof and the Closing Date, of Grant Thornton LLP, confirming that it is a registered public accounting firm and independent public accountant within the meaning of the Securities Laws, in form and substance reasonably satisfactory to the Underwriters concerning the financial information with respect to the Guarantor, the Endeavor Mineral and Royalty Interests and Tumbleweed set forth in the General Disclosure Package and the Final Prospectus.

(b)  KPMG LLP Comfort Letters. The Representatives shall have received letters, dated respectively the date hereof and the Closing Date, of KPMG LLP, confirming that it is a registered public accounting firm and independent public accountant within the meaning of the Securities Laws, in form and substance reasonably satisfactory to the Underwriters concerning the financial information with respect to Sitio set forth in the General Disclosure Package and the Final Prospectus.

(c)  Reserve Engineer Letters. The Representatives shall have received letters, dated respectively the date hereof and the Closing Date, of Ryder Scott, with respect to the Guarantor and the Endeavor Mineral and Royalty Interests, and CGA, with respect to Sitio, in form and substance reasonably acceptable to the Representatives, containing statements and information in the type customarily included in such letters to underwriters with respect to the reserves and other operational information contained or incorporated by reference in the General Disclosure Package and the Final Prospectus.

(d)  Filing of Prospectus. The Final Prospectus shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for such filing in accordance with the Rules and Regulations and Section 3(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceeding for that purpose shall have been instituted or, to the knowledge of the Issuer, the Guarantor or any Underwriter, shall be contemplated by the Commission.

(e)  No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Guarantor and its subsidiaries, taken as a whole, which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with the offer, sale or delivery of the Offered Securities or to enforce contracts for the sale of the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Issuer, the Guarantor or New Parent by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Issuer, the Guarantor or New Parent (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Issuer, the Guarantor or New Parent has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical or inadvisable to proceed with the offer, sale or delivery of the Offered Securities or to enforce contracts for the sale of the Offered Securities; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or the NASDAQ Global Select Market, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Issuer or the Guarantor on any exchange; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to proceed with the offer, sale or delivery of the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(f)  Opinion of Counsel for the Issuer and the Guarantor. The Representatives shall have received an opinion letter and a negative assurance letter, dated the Closing Date, of Wachtell, Lipton, Rosen & Katz, counsel for the Issuer and the Guarantor, in form and substance reasonably satisfactory to the Representatives.

(g)  Opinion of General Counsel for the Issuer. The Representatives shall have received an opinion letter, dated the Closing Date, of Matt Zmigrosky, General Counsel for the Issuer, in form and substance reasonably satisfactory to the Representatives.

(h)  Opinion of Counsel for the Underwriters. The Representatives shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representatives may require, and the Issuer and the Guarantor shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(i)  Officers’ Certificate. The Representatives shall have received a certificate, dated the Closing Date, of an executive officer of the Issuer and the Guarantor and a principal financial or accounting officer of the Issuer and the Guarantor in which such officers shall state that (i) the representations and warranties of the Issuer and the Guarantor in this Agreement are true and correct, (ii) the Issuer and the Guarantor have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date, (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to their knowledge, are contemplated by the Commission and (iv) subsequent to the date of the most recent financial statements in the General Disclosure Package there has been no material adverse change, nor has any development or event occurred that would reasonably be expected to have a material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Guarantor and its subsidiaries, taken as a whole, except as set forth in the General Disclosure Package or as described in such certificate.

(j)  DTC Eligibility. The Notes shall be eligible for clearance and settlement through DTC.

(k)  Supplemental Indenture. The Underwriters shall have received a counterpart of the Supplemental Indenture with respect to the Offered Securities that shall have been validly executed and delivered by each of the Issuer and the Guarantor and the Trustee.

The Issuer and the Guarantor will furnish the Underwriters with any additional customary certificates, letters and documents as the Representatives reasonably request and conformed copies of documents delivered pursuant to this Section 5. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of a Closing Date or otherwise.

6.  Indemnification and Contribution.

(a)  Indemnification of the Underwriters. The Issuer, the Guarantor and New Parent will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the General Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus, including any investor presentations or any “road show” used in connection with the offering and sale of the Offered Securities, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Issuer, the Guarantor and New Parent will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Issuer, the Guarantor or New Parent by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(b)  Indemnification of the Issuer, the Guarantor and New Parent. Each Underwriter will severally and not jointly indemnify and hold harmless each of the Issuer, the Guarantor and New Parent and each of their respective directors, officers, employees, agents and affiliates and each person, if any, who controls the Issuer, the Guarantor or New Parent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any and all losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, or other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement at any time, any Statutory Prospectus at any time, the Final Prospectus or any Issuer Free Writing Prospectus or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuer, the Guarantor or New Parent by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the information contained in the first and second sentences of the fifth paragraph, the third and fourth sentences in the eighth paragraph, the eleventh paragraph and the twelfth paragraph, in each case under the caption “Underwriting.”

(c)  Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent(which consent shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d)  Contribution. If the indemnification provided for in this Section 6 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer and the Guarantor on the one hand and the Underwriters on the other from the offering of the Offered Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer and the Guarantor on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Issuer and the Guarantor on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Issuer and the Guarantor bear to the total discounts and commissions received by the Underwriters under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer and the Guarantor or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue statement or omission or alleged untrue statement or omission. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint. The Issuer, the Guarantor and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6(d).

(e)  The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any indemnified party at law or in equity.

7.  Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on the Closing Date, the Representatives may make arrangements satisfactory to the Issuer and the Guarantor for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on the Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on the Closing Date and arrangements satisfactory to the Representatives, the Issuer and the Guarantor for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Issuer, New Parent or the Guarantor, except as provided in Section 8. As used in this Agreement, the term “Underwriter” includes any person substituted for a Underwriter under this Section 7. Nothing herein will relieve a defaulting Underwriter from liability for its default.

8.  Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Issuer, the Guarantor, New Parent or their respective officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Issuer, the Guarantor, New Parent or any of their respective Representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 7 or if for any reason the purchase of the Offered Securities by the Underwriters is not consummated, the Issuer and the Guarantor shall remain responsible for the expenses to be paid or reimbursed by them pursuant to Section 3 and the respective obligations of the Issuer and the Guarantor and the Underwriters pursuant to Section 6 shall remain in effect. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 7 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 5(e), the Issuer and the Guarantor will reimburse the Underwriters for all accountable out-of-pocket expenses (including fees and disbursements of counsel) actually incurred by them in connection with the offering of the Offered Securities. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 1 and all obligations under Section 3 shall remain in effect.

9.  Notices. All communications hereunder will be in writing and, if sent to the Underwriters will be mailed, hand-delivered, telecopied or transmitted electronically and confirmed to the Underwriters, (i) c/o Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, Attention: Registration Department; (ii) c/o Barclays Capital Inc., 745 Seventh Avenue, New York, NY 10019; Attention: Syndicate Registration, Facsimile No.: (646) 834-8133; (iii) c/o BofA Securities, Inc., 114 West 47th Street, NY8-114-07-01, New York, New York 10036, Attention: High Grade Debt Capital Markets Transaction Management/Legal (fax (212) 901-7881) and (iv) c/o Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Attention: Transaction Management, Email: tmgcapitalmarkets@wellsfargo.com; or, if sent to the Issuer, New Parent and the Guarantor, will be delivered or sent by mail or facsimile transmission to the address of the Guarantor set forth in the Registration Statement, Attention: P. Matt Zmigrosky; provided, however, that any notice to a Underwriter pursuant to Section 6 will be mailed, hand-delivered, telecopied or transmitted electronically and confirmed to such Underwriter.

10.  Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors and controlling persons referred to in Section 6, and no other person will have any right or obligation hereunder.

11.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www. Docusign.com) in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

12.  Representation of Underwriters. The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters.

13.  Absence of Fiduciary Relationship. Each of the Issuer and the Guarantor acknowledges and agrees that:

(a)  No Other Relationship. The Underwriters have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Issuer or the Guarantor, on the one hand, and any Underwriter has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether any Underwriter has advised or are advising the Issuer or the Guarantor on other matters. Any review by the Representatives or any Underwriter of the Issuer, the Guarantor, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Representatives of such Underwriter, as the case may be, and shall not be on behalf of the Issuer, the Guarantor or any other person;

(b)  Arm’s-Length Negotiations. The purchase price of the Offered Securities set forth in this Agreement was established by the Issuer and the Guarantor following discussions and arm’s-length negotiations with the Representatives and the Issuer and the Guarantor are capable of evaluating and understanding and understands and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)  Absence of Obligation to Disclose. Each of the Issuer and the Guarantor have been advised that each Underwriter and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Issuer and the Guarantor and that each Underwriter has no obligation to disclose such interests and transactions to the Issuer and the Guarantor by virtue of any fiduciary, advisory or agency relationship; and

(d)  Waiver. Each of the Issuer, the Guarantor and New Parent to the fullest extent permitted by law, any claims it may have against any Underwriter for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Underwriters shall have no liability (whether direct or indirect) to the Issuer, the Guarantor and New Parent in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Issuer, the Guarantor and New Parent, including members, stockholders, employees or creditors of the Issuer, the Guarantor and New Parent.

14.  Applicable Law. This Agreement, and any claim, controversy or dispute arising under or related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York.

Each of the Issuer, the Guarantor and New Parent hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Issuer, the Guarantor and New Parent irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

15.  Waiver of Jury Trial. Each of the Issuer, the Guarantor and New Parent hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

16.  PATRIOT Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Issuer, the Guarantor and New Parent, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

17.  Recognition of the U.S. Special Resolution Regimes.

(a)  In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)  In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 17:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature pages follow.]

If the foregoing is in accordance with the Underwriters’ understanding of our agreement, kindly sign and return to one of the counterparts hereof, whereupon it will become a binding agreement among the Issuer, the Guarantor, New Parent and the several Underwriters in accordance with its terms.

Very truly yours,

VIPER ENERGY PARTNERS LLC

By:	/s/ Matt Zmigrosky
Name:	Matt Zmigrosky
Title:	Executive Vice President, Secretary and General Counsel

VIPER ENERGY, INC.

By:	/s/ Matt Zmigrosky
Name:	Matt Zmigrosky
Title:	Executive Vice President, Secretary and General Counsel

NEW COBRA PUBCO, INC.

By:	/s/ Matt Zmigrosky
Name:	Matt Zmigrosky
Title:	Executive Vice President, Secretary and General Counsel

Signature Page to Underwriting Agreement

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

GOLDMAN SACHS & CO. LLC

By:	/s/ George Graf Von Waldersee
Name:	George Graf Von Waldersee
Title:	Managing Director

BARCLAYS CAPITAL INC.

By:	/s/ John Lembeck
Name:	John Lembeck
Title:	Managing Director

BOFA SECURITIES, INC.

By:	/s/ Kevin Wehler
Name:	Kevin Wehler
Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name:	Carolyn Hurley
Title:	Managing Director

Acting on behalf of themselves and as Representatives of the several Underwriters named in Schedule A hereto

Signature Page to Underwriting Agreement

SCHEDULE A

Underwriters	Aggregate Principal Amount of 2030 Notes	Aggregate Principal Amount of 2035 Notes
Goldman Sachs & Co. LLC	$85,000,000	$187,000,000
Barclays Capital Inc.	$55,000,000	$121,000,000
BofA Securities, Inc.	$55,000,000	$121,000,000
Wells Fargo Securities, LLC	$55,000,000	$121,000,000
PNC Capital Markets LLC	$35,000,000	$77,000,000
Scotia Capital (USA) Inc.	$35,000,000	$77,000,000
TD Securities (USA) LLC	$35,000,000	$77,000,000
Truist Securities, Inc.	$35,000,000	$77,000,000
Capital One Securities, Inc.	$15,000,000	$33,000,000
Citigroup Global Markets Inc.	$15,000,000	$33,000,000
Mizuho Securities USA LLC	$15,000,000	$33,000,000
Morgan Stanley & Co. LLC	$15,000,000	$33,000,000
RBC Capital Markets, LLC	$15,000,000	$33,000,000
U.S. Bancorp Investments, Inc.	$15,000,000	$33,000,000
BOK Financial Securities, Inc.	$10,000,000	$22,000,000
Comerica Securities, Inc.	$10,000,000	$22,000,000

Total	$500,000,000	$1,100,000,000

SCHEDULE B

Other Information Included in the General Disclosure Package

1.	Final term sheet, dated July 9, 2025, a copy of which is attached hereto as Annex I.

ANNEX I

Filed Pursuant to Rule 433

Registration No. 333-288574

July 9, 2025

PRICING TERM SHEET

$500,000,000 4.900% Senior Notes due 2030

$1,100,000,000 5.700% Senior Notes due 2035

The information in this pricing term sheet supplements the registration statement and the preliminary prospectus supplement and supersedes the information in the registration statement and the preliminary prospectus supplement to the extent inconsistent with the information in those documents. Terms used herein but not defined herein shall have the respective meanings as set forth in the preliminary prospectus supplement.

Issuer:	Viper Energy Partners LLC

Guarantors:	Viper Energy, Inc. (and also New Cobra Pubco, Inc. following the closing of the acquisition of Sitio Royalties Corp. by New Cobra Pubco, Inc.)

Securities:	$500,000,000 4.900% Senior Notes due 2030 (the “2030 Notes”)
$1,100,000,000 5.700% Senior Notes due 2035 (the “2035 Notes” and together with the 2030 Notes, the “Notes”)

Guarantee:	Each series of notes will be fully and unconditionally guaranteed, on a senior, unsecured basis, by the Guarantor and, following the closing of the acquisition of Sitio Royalties Corp by New Cobra Pubco, Inc., New Cobra Pubco, Inc.

Format:	SEC Registered

Trade Date:	July 9, 2025

Settlement Date:	July 23, 2025 (T+10)

It is expected that delivery of the Notes will be made against payment therefor on or about July 23, 2025, which is the tenth business day following the Trade Date (such settlement cycle being referred to as “T+10”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the business day before the Settlement Date will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.

Anticipated Ratings:*	Moody’s: Ba1 (Stable)
S&P: BBB- (Stable)
Fitch: BBB- (Stable)

Principal Amount:	2030 Notes: $500,000,000
2035 Notes: $1,100,000,000

Maturity Date:	2030 Notes: August 1, 2030
2035 Notes: August 1, 2035

Benchmark Treasury:	2030 Notes: UST 3.875%, due June 30, 2030
2035 Notes: UST 4.250%, due May 15, 2035

Benchmark Treasury Price/Yield:	2030 Notes: 99-25 1⁄4 / 3.922%
2035 Notes: 99-07 / 4.348%

Spread to Benchmark Treasury:	2030 Notes: +100 bps
2035 Notes: +140 bps

Yield to Maturity:	2030 Notes: 4.922%
2035 Notes: 5.748%

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Price to Public:	2030 Notes: 99.902% of principal amount, plus accrued interest if any from July 23, 2025
2035 Notes: 99.636% of principal amount, plus accrued interest if any from July 23, 2025

Coupon:	2030 Notes: 4.900% per annum
2035 Notes: 5.700% per annum

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2026

Record Dates:	January 15 and July 15

Optional Redemption:	2030 Notes: At any time prior to July 1, 2030, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 15 basis points), plus accrued interest to, but not including, the redemption date. At any time on or after July 1, 2030, at 100% of the principal amount plus accrued interest to the redemption date.

2035 Notes: At any time prior to May 1, 2035, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 25 basis points), plus accrued interest to, but not including, the redemption date. At any time on or after May 1, 2035, at 100% of the principal amount plus accrued interest to the redemption date.

CUSIP/ISIN:	2030 Notes: 92764M AA2 / US92764MAA27

2035 Notes: 92764M AB0 / US92764MAB00

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
Barclays Capital Inc.
BofA Securities, Inc.
Wells Fargo Securities, LLC

PNC Capital Markets LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
Truist Securities, Inc.

Senior Co-Managers:	Capital One Securities, Inc.
Citigroup Global Markets Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
BOK Financial Securities, Inc.
Comerica Securities, Inc.

***

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Barclays Capital Inc. toll free at 1-888-603-5847, BofA Securities, Inc. toll free at 1-800-294-1322 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.